EXHIBIT 10.2

Exhibit A

[Certain personal information, including the Executive's home address and personal email address, has been redacted from this Exhibit pursuant to Item 601(a)(6) of Regulation S-K because such information is not material and is the type that the registrant customarily and actually treats as private or confidential.]

INUVO, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 10th, day of August 2026 ("Agreement") between Inuvo, Inc. ("Inuvo" or the "Company"), a Nevada corporation, and Derric Ciccone ("Executive").

Recitals

Inuvo, Inc. wishes to employ Executive on the terms and conditions set forth in this Agreement.

Statement of Agreement

In consideration of the foregoing, and of Executive’s employment, the parties agree as follows:

1) Employment.

Effective August 17th, 2026. Executive’s employment with Inuvo Inc. shall commence and be upon the terms and conditions hereinafter set forth (the "Effective Time").

2) Duties.

(a) Executive shall serve as the President & Chief Financial Officer of the Company, reporting to the Chief Executive Officer (CEO), and shall perform such duties and responsibilities consistent with Executive’s titles, status and position as the President & Chief Financial Officer as the CEO may, from time to time, prescribe. Executive shall have the authority and responsibilities customarily associated with the positions of President and Chief Financial Officer, including responsibility for the Company’s finance, accounting, treasury, investor relations, capital markets and corporate development functions, and shall have direct and regular access to the Board of Directors and the Audit Committee as reasonably appropriate to the performance of his duties.

(b) So long as employed under this Agreement, Executive agrees to devote his full-time business efforts to the Company and to competently, diligently and effectively discharge his duties hereunder. Notwithstanding the foregoing, Executive may continue to engage in the activities identified on Schedule A attached hereto (the ‘Permitted Activities’) and may engage in passive investments and other personal, charitable, board, advisory or similar activities with the Company’s prior written consent, not to be unreasonably withheld, in each case so long as such activities do not materially interfere with Executive’s duties to the Company, create an actual conflict of interest, compete with the Company or involve the use or disclosure of the Company’s confidential information. The Permitted Activities shall not constitute a breach of Executive’s obligations under this Agreement or any other agreement with the Company. Executive further agrees to comply fully with all reasonable policies of the Company as are from time to time in effect.

(c) Executive shall be based in the United States. The Executive shall not be required to relocate. As part of his duties, Executive is expected to spend time at the Company’s offices in both Little Rock, AR and San Jose, CA.

3. Compensation.

(a) As full compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, (i) the Company will pay to Executive during the term hereof a minimum base salary at the rate of $375,000 per year (the "Basic Salary"), payable in accordance with the usual payroll practices of the Company. The Basic Salary thereafter may be increased, but not decreased, from time to time, in connection with reviews of Executive’s performance pursuant to the same review process employed for the Company’s other executive officers. Beginning in March 2027, following completion of the Company’s fiscal year 2026 results, and annually thereafter, the Compensation Committee shall review Executive’s Basic Salary, annual target opportunity and equity compensation, including whether an additional equity award is appropriate, taking into account the Company’s performance, Executive’s performance and evolving responsibilities, shareholder value creation and market compensation.

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(b) At the Effective Time, Executive shall be granted Restricted Stock Units covering 150,000 shares of Inuvo Common Stock (the "RSUs"). The RSUs shall vest one-third (1/3) on each of the first, second and third anniversaries of the Effective Time, subject to Executive’s continued employment with the Company, except as otherwise provided in this Agreement. If a Change in Control occurs during Executive’s employment with the Company, all then-unvested RSUs shall immediately vest.

(c) Executive shall be eligible to earn annual incentive compensation with an annual target opportunity of $125,000, or such greater amount as may be approved from time to time, with the opportunity to earn above target based on performance. Executive’s annual target opportunity shall not be reduced below $125,000 without Executive’s written consent. The actual amount shall be determined by the Compensation Committee of the Board of Directors based upon achievement of corporate and individual performance metrics agreed upon by Executive and the Chief Executive Officer and approved by the Compensation Committee. Such metrics shall be established within a reasonable period following the beginning of each fiscal year, and the Compensation Committee shall determine achievement reasonably and in good faith.

Any annual incentive compensation earned for a completed fiscal year shall remain payable notwithstanding Executive’s subsequent termination of employment before the payment date. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during a fiscal year, Executive shall also be eligible to receive a prorated annual incentive compensation payment for such fiscal year, based on actual performance through the Termination Date where reasonably determinable and otherwise based on target performance. Any such payment shall be made when annual incentive compensation is paid to the Company’s other senior executives.

Any annual incentive compensation payable for fiscal year 2026 will be prorated based on the number of days that you are employed by the Company during the year.

(d) As an inducement to Executive to enter into this Agreement and commence employment with the Company, at the Effective Time Executive shall receive a sign-on bonus of one hundred thousand dollars ($100,000) payable as twenty-five thousand dollars ($25,000) on the first scheduled payroll date after Effective Time and seventy-five thousand dollars ($75,000) on the first scheduled payroll date in April 2027. The Executive acknowledges and agrees that the sign-on bonus is conditioned upon Executive’s continued employment with the Company through the first anniversary of the Effective Time. Accordingly, if, prior to the first anniversary of the Effective Time, (i) Executive voluntarily terminates his employment for any reason other than Good Reason (as defined herein), or (ii) the Company terminates Executive’s employment for Cause, Executive shall repay the gross amount of the sign-on bonus actually paid to Executive within thirty (30) days after the effective date of such termination.

4. Business Expenses.

The Company shall promptly pay directly, or reimburse Executive for, all business expenses to the extent such expenses are paid or incurred by Executive during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company’s business and properly substantiated.

5. Benefits.

During the term of this Agreement and Executive’s employment hereunder, the Company shall provide to Executive such insurance, vacation, sick leave and other like benefits as are provided to other executive officers of the Company from time to time, including premium payments on a $1 million term life insurance policy. Executive will use his reasonable best efforts to schedule vacation periods to minimize disruption of the Company’s business.

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6. Term: Termination.

(a) The Company shall employ the Executive, and the Executive accepts such employment, for an initial term commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement. Thereafter, this Agreement shall be extended automatically for additional twelve-month periods, unless terminated as described herein. Executive’s employment may be terminated at any time as provided in this Section 6. For purposes of this Section 6, "Termination Date" shall mean the date on which a ‘separation from service’ occurs, as defined in Treasury Regulation Section 1.409A-1(h).

(b) The Company may terminate Executive’s employment without Cause (as defined below) upon giving 30 days’ advance written notice to Executive. If Executive’s employment is terminated without Cause under this Section 6(b), the Executive shall be entitled to receive (A) the earned but unpaid portion of Executive’s Basic Salary through the Termination Date (for purposes of subsections (A) and (B) of this Section 6(b), Executive’s Basic Salary will mean the largest among the following: Executive’s Basic Salary immediately prior to Executive’s Termination Date, or any reduction of Executive’s base salary described in the first clause of subsection 6(e)(iii) in the definition of Good Reason); (B) over a period of twelve (12) months following the Termination Date (the "Severance Period"), an amount equal to the Executive’s annual Basic Salary at the time of the Termination Date, (C) the incentive compensation earned in accordance with Section 3(c) as of the Termination Date, if any, as determined by the Compensation Committee of the Board of Directors, (D) any other amounts or benefits owing to Executive under the then applicable employee benefit which shall be paid or treated in accordance with Section 3 hereof; (E) the portion of the then-unvested RSUs that would have vested during the twelve (12) months immediately following the Termination Date shall immediately vest, subject to Executive’s execution and non-revocation of the Release required under Section 6(j) and (F) for twelve (12) months following the Termination Date, continued coverage under, or reimbursement of the premiums necessary to maintain, Executive’s and his eligible dependents’ health benefits available under Consolidated Omnibus Budget Reconciliation Act (COBRA) as well as life and disability benefits subscribed to by Executive prior to his Termination Date.

(c) The Company may terminate Executive’s employment upon a good-faith determination by a majority of the Board of Directors that ‘Cause’ exists for Executive’s termination and the Company serves written notice of such termination upon Executive. As used in this Agreement, the term "Cause" shall refer only to any one or more of the following grounds:

(i) commission of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company;

(ii) Executive’s intentional misconduct that causes material and demonstrable harm to the business or reputation of the Company;

(iii) refusal to perform his assigned duties and responsibilities (so long as the Company does not assign any duties or responsibilities which would give the Executive Good Reason to terminate his employment as described in Section 6(e)) after receipt by Executive of written detailed notice and reasonable opportunity to cure;

(iv) Executive’s willful and continued refusal, after receipt of written notice and a reasonable opportunity to cure, to comply with a lawful and reasonable written directive of the Board or the CEO that is consistent with Executive’s duties and does not give Executive Good Reason to terminate his employment under Section 6(e);

(v) Executive’s material breach of this Agreement or any other material written agreement with the Company, or Executive’s willful material violation of a written Company policy generally applicable to the Company’s executive officers, in each case following thirty (30) days’ written notice specifying the breach or violation and Executive’s failure to cure such breach or violation within such thirty-day period;

(vi) Executive’s substantial dependence, as determined by the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal substance which materially and substantially prevents Executive from performing his duties hereunder;

(vii) the final and unappealable conviction of Executive of a crime which is a felony or a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with his employment by the Company, which causes the Company a substantial detriment; and

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(viii) Executive’s abandonment of employment, meaning Executive’s failure to perform his duties or communicate with the Company for five (5) consecutive business days without reasonable justification following written notice from the Company.

In the event of a termination under this Section 6(c), the Company will pay Executive the earned but unpaid portion of Executive’s Basic Salary through the Termination Date. If any determination of substantial dependence under Section 6(c)(vi) is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner as specified in Section 6(d) of this Agreement.

(d) Executive’s employment shall terminate upon the death or permanent disability of Executive. For purposes hereof, "permanent disability," shall mean the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental illness to perform the duties required of him under this Agreement for more than 120 days in any 360-day period. Upon determination by the Board of Directors of the Company that Executive’s employment shall be terminated under this Section 6(d), the Board of Directors shall give Executive 30 days’ prior written notice of the termination. If Executive disputes a determination of the Board of Directors under this Section 6(d), the parties agree to abide by the decision of a panel of three physicians. The Company will select a physician; Executive will select a physician and the physicians selected by the Company and Executive will select a third physician. The Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any examination shall constitute a breach of a material part of this Agreement. In the event of termination due to death or permanent disability, the Company will pay Executive, or his legal representative, (i) the earned but unpaid portion of Executive’s Basic Salary through the Termination Date; (ii) the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by the Company prior to the Termination Date; and (iii) over a period of twelve (12) months following the Termination Date an amount equal to twenty percent (20%) of his Basic Salary at the time of the Termination Date for each year of employment with the Company capped at one hundred percent (100%) of Basic Salary which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; provided, however, that if the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A.

(e) The Executive may terminate his employment for Good Reason (as defined below) upon giving thirty (30) days’ advance written notice to the Company; provided, however, that such notice is given within ninety (90) days of the event that constitutes Good Reason and the Company has not cured the condition within thirty (30) days after receipt of such notice. If Executive terminates his employment for Good Reason under this Section 6(e), Executive shall be entitled to receive (A) the earned but unpaid portion of Executive’s Basic Salary through the Termination Date (for purposes of subsections (A) and (B) of this Section 6(e), Executive’s Basic Salary will mean the largest among the following: Executive’s Basic Salary immediately prior to Executive’s Termination Date, or any reduction of Executive’s base salary described in the first clause of subsection 6(e)(iii) in the definition of Good Reason); (B) over a period of twelve (12) months following the Termination Date (the "Severance Period"), an amount equal to the Executive’s annual Basic Salary at the time of the Termination Date, (C) the incentive compensation earned in accordance with Section 3(c) as of the Termination Date, if any, as determined by the Compensation Committee of the Board of Directors, (D) any other amounts or benefits owing to Executive under the then applicable employee benefit which shall be paid or treated in accordance with Section 3 hereof; (E) the portion of the then-unvested RSUs that would have vested during the twelve (12) months immediately following the Termination Date shall immediately vest, subject to Executive’s execution and non-revocation of the Release required under Section 6(j) and (F) for twelve (12) months following the Termination Date, continued coverage under, or reimbursement of the premiums necessary to maintain, Executive’s and his eligible dependents’ health benefits available under Consolidated Omnibus Budget Reconciliation Act (COBRA) as well as life and disability benefits subscribed to by Executive prior to his Termination Date; provided that such obligation shall end with respect to any benefit when Executive becomes eligible for substantially comparable coverage from a subsequent employer.

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As used in this Agreement, the term "Good Reason" means any one or more of the following grounds:

(i) a change in Executive’s title(s), status, position or responsibilities without Executive’s written consent, which does not represent a promotion from his existing status, position or responsibilities, despite Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice, provided, however, that a change in title or reporting nomenclature resulting solely from a Change in Control (as defined in Section 6(h)) or the Company becoming part of a larger organization shall not, by itself, constitute Good Reason, so long as there is no material adverse reduction in Executive’s authority, duties, responsibilities, reporting relationship or compensation. Any such material adverse reduction shall constitute Good Reason notwithstanding a Change in Control;

(ii) the assignment to Executive of any duties or responsibilities which are inconsistent with his status, position or responsibilities as set forth in Section 2 hereof, despite Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

(iii) if there is a reduction in Executive’s Basic Salary, except where such reduction is part of a proportionate reduction applicable to similarly situated executives and is implemented due to the Company’s documented financial difficulties; or

(iv) a breach by the Company of any material term or provision of this Agreement.

(f) The Executive may terminate his employment for any reason (other than Good Reason) upon giving 30 days’ advance written notice to the Company. If Executive’s employment is terminated under this Section 6(f), the Company will pay Executive the earned but unpaid portion of Executive’s Basic Salary through the Termination Date and any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs incentive compensation under and consistent with plans adopted by the Company prior to the Termination Date.

(g) In the event of the Executive’s death during the Severance Period, payments of Basic Salary under this paragraph 6 and payments under the Company’s employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

(h) As used in this Agreement, the term "Change in Control" shall mean the occurrence of any one of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s outstanding voting securities, excluding securities acquired directly from the Company;

(ii) the incumbent members of the Board cease to constitute a majority of the Board, excluding changes resulting solely from the election or appointment of directors approved by at least two-thirds of the incumbent directors;

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(iii) the consummation of a merger, consolidation or similar transaction in which the Company’s stockholders immediately prior to the transaction own less than fifty percent (50%) of the voting power of the surviving entity immediately following the transaction; or

(iv) the consummation of a sale, lease or other disposition of all or substantially all of the Company’s assets, or the approval of a plan of complete liquidation or dissolution.

Notwithstanding the foregoing, to the extent required for compliance with Section 409A of the Internal Revenue Code, the term "Change in Control" shall mean a "change in control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

For purposes of this Section 6, the following terms shall have the following meanings:

(i) "Affiliate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

(ii) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

(i) Notwithstanding any provision in this Section 6 to the contrary, any payment that is required by this Section 6 to be paid in installments (including, but not limited to, Base Salary continuation under Section 6(b)) shall be paid in two payment streams. The first payment stream will begin as soon as practicable after the Termination Date and end upon the earlier of (i) the date Executive has been paid an amount equal to the lesser of two times the dollar limit prescribed in Section 401(a)(17) of the Code or (ii) the last day of the installment period. The second payment stream will be equal to the amount, if any, payable to Executive during the installment period that was not paid in the first payment stream. This amount will commence as soon as practicable after the day that is six months after the Termination Date and end on the last day of the installment period. All other amounts payable to Executive will be paid in accordance with the applicable provision of this Section 6; provided, however, that if Executive is a "specified employee" as defined in Section 409A of the Code and the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Code, then the Company shall not commence payment of such amounts until the earlier of (a) the date that is six months after the Executive’s Termination Date or (b) the date of the Executive’s death. Any amount that otherwise would have been payable but for the delay described above shall be aggregated and paid with the first payment under this Section 6(i).

(j) Release of Claims. Notwithstanding anything herein to the contrary, Executive’s right to receive any severance payments or benefits under Sections 6(b) or 6(e), other than accrued obligations required by law or expressly provided herein, shall be conditioned upon Executive’s timely execution, delivery, and non-revocation of a general release and waiver of claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company (the "Release"). The Release must become effective within sixty (60) days following the Termination Date. If the Release does not become effective within such period, Executive shall forfeit any right to receive severance payments and benefits under Sections 6(b) or 6(e). Subject to Section 409A of the Code, any severance payments that would otherwise have been paid prior to the effective date of the Release shall be accumulated and paid in a lump sum on the first payroll date following the date the Release becomes effective, with the remaining severance payments made in accordance with the normal payroll schedule.

7. Indemnity.

(a) Subject only to the exclusions set forth in Section 7(b) hereof, the Company shall indemnify and hold harmless Executive to the fullest extent permitted by applicable Nevada law and the Company’s organizational documents against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, including an action by or in the right of the Company, to which Executive is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is or was a director, officer, employee or agent of the Company, or served at the request of the Company in any such capacity for another entity.

(b) The Company hereof shall not indemnify Executive pursuant to Section 7(a):

(i) Intentionally deleted;

(ii) in respect to remuneration paid to Executive if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(iii) on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any federal, state or local statutory law;

(iv) Intentionally deleted;

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(v) in respect of any action initiated by Executive against the Company concerning this Agreement or Executive’s employment, other than a claim to enforce Executive’s indemnification or advancement rights, a compulsory counterclaim, or a defensive claim or proceeding reasonably necessary to protect Executive’s rights;

(vi) on account of Executive’s act or omission being finally adjudged to involve willful misconduct or fraud; or

(vii) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

(c) All agreements and obligations of the Company contained herein shall continue during the period Executive is a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue hereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was an officer or director of the Company or serving in any other capacity referred to herein.

(d) Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding, Executive will, if a claim in respect thereof is to be made against the Company under this Section 7, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to Executive otherwise than under this Section 7. With respect to any such action, suit or proceeding as to which Executive notifies the Company under this Section 7(d):

(i) The Company will be entitled to participate therein at its own expense.

(ii) Executive shall have the right to employ separate counsel in such action, suit or proceeding, and the reasonable fees and expenses of such counsel shall be paid by the Company, if (A) the employment of separate counsel has been authorized by the Company, (B) the Company has not employed counsel to assume the defense, or (C) Executive reasonably determines, upon advice of counsel, that an actual conflict of interest exists between Executive and the Company or another person represented by counsel selected by the Company.

(iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle in any manner that would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold their consent to any proposed settlement.

(e) The Company shall advance to Executive all reasonable expenses, including attorneys’ fees, incurred by Executive in defending or responding to any action, suit, proceeding or investigation for which Executive may be entitled to indemnification under this Section 7, promptly following receipt of reasonable supporting documentation. Executive shall provide an undertaking to repay such amounts if and only to the extent it is ultimately determined by a final, nonappealable adjudication that Executive is not entitled to indemnification under applicable law.

(f) During Executive’s employment, Executive shall be covered under the Company’s directors’ and officers’ liability insurance policies on terms no less favorable than those applicable to the Company’s other executive officers. Following the Executive’s termination of employment, Executive shall continue to be covered with respect to acts or omissions occurring during Executive’s service to the Company on terms no less favorable than those applicable to the Company’s other former executive officers. In connection with any Change in Control, the Company shall use commercially reasonable efforts to maintain or obtain appropriate directors’ and officers’ liability insurance coverage, including applicable tail or runoff coverage, for Executive with respect to acts or omissions occurring prior to the Change in Control.

8. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

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9. Assignment. This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.

10. Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11. Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following electronic mail delivery to Executive at:

[Address and personal email address redacted]

and to the Company at:

Inuvo, Inc.

500 President Clinton Ave.

Suite 300

Little Rock, AR 72201

Attention: Rob Buchner

12. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Arkansas without regard to its conflicts of laws principles.

13. Amendment. This Agreement may be amended in any and every respect only by agreement in writing executed by both parties hereto.

14. Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

15. Entire Agreement. This Agreement, together with the Employee Confidentiality and Inventions Agreement, the Restricted Stock Unit Grant Agreement, the Inuvo, Inc. 2025 Omnibus Incentive Plan and Schedule A attached hereto, contains the entire understanding of the parties with respect to Executive’s employment and supersedes all prior written or oral agreements and understandings concerning such employment. In the event of any conflict or inconsistency among such documents, this Agreement shall control with respect to Executive’s compensation, annual incentive compensation, severance, termination rights, Cause, Good Reason, Change in Control, RSU vesting, acceleration and forfeiture, and the Permitted Activities described in Schedule A. Schedule A and the express provisions of this Agreement shall control with respect to Executive’s ownership and continued conduct of the Permitted Activities and any related pre-existing or independently developed intellectual property. The Company shall administer the Plan and enter into the Restricted Stock Unit Grant Agreement and Employee Confidentiality and Inventions Agreement consistently with the foregoing. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EMPLOYEE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

16. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.

17. Survival. Sections 6, 7, 8 and 15 of this Agreement and this Section 17 shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive:

Derric Ciccone

Inuvo, Inc.:

By:
Rob Buchner, Chairman & CEO

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SCHEDULE A

PERMITTED ACTIVITIES AND EXCLUDED INTERESTS

Pursuant to Section 2(b), this Schedule A is incorporated into and forms part of the Employment Agreement between Inuvo, Inc. (the “Company”) and Derric Ciccone (“Executive”).

The Company acknowledges and approves the following existing outside activities and interests (collectively, the “Permitted Activities”):

1. Confluence / Orbit 360 — existing advisory, investment and related business activities, as applicable.

2. Numatec — existing advisory, investment and related business activities, as applicable.

3. DocPod — existing advisory, investment and related business activities, as applicable.

4. MoodlightIntel — existing advisory, investment and related business activities, as applicable.

Executive may continue the Permitted Activities and retain or receive any related compensation, fees, equity, ownership interests and other economic benefits without further Company approval. Their inclusion on this Schedule A constitutes the Company’s prior written approval, and neither the continuation of a Permitted Activity on substantially the same basis nor the retention or receipt of a related economic interest shall, by itself, constitute a breach of the Employment Agreement or any related confidentiality, intellectual-property, equity or other Company agreement.

All intellectual property, work product, materials, methodologies, models, frameworks, know-how, content, software, data and other proprietary rights that (i) existed or were conceived, created, acquired or developed before Executive’s employment with the Company, or (ii) are independently developed thereafter in connection with a Permitted Activity, without use of the Company’s confidential information, personnel, systems or resources and outside the scope of Executive’s duties for the Company, shall remain the property of Executive or the applicable third party and are excluded from any assignment to the Company.

Executive acknowledges that his role with the Company will be his primary professional commitment and will conduct the Permitted Activities so they do not materially interfere with the performance of his duties to the Company.

Nothing in this Schedule A authorizes Executive to use or disclose the Company’s confidential information or to use Company personnel, systems or resources in connection with a Permitted Activity. The existence or continuation of a specifically listed Permitted Activity shall not, solely by reason of any general conflict or competition restriction, be deemed prohibited; provided that a material change in its nature or scope that causes it to directly compete with the Company’s then-current business will require the Company’s prior written approval.

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